SUB-ADMINISTRATION AGREEMENT

                                                      May 1, 1995



The Shareholder Services Group, Inc.
One Exchange Place
Boston, Massachusetts 02109

Dear Ladies and Gentlemen:

         Gabelli Funds, Inc., a New York corporation (the "Adviser"), as investment adviser or manager and administrator to the investment companies set forth on Exhibit A and incorporated herein (each referred to herein as the "Fund"), confirms its agreement with The Shareholder Services Group, Inc. ("TSSG") as set forth below.

         1.       Investment Description; Appointment; Governing Law

         Each Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the objective, policies and limitations specified in its Articles of Incorporation or Master Trust Agreement as amended from time to time (the "Charter"), its By-Laws, as amended from time to time, in its prospectus filed with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933, as amended, as part of the Fund's Registration Statement (the "Registration Statement"), as amended from time to time, and in the manner and to the extent as may from time to time be approved as set forth in the Charter. Copies of the Registration Statement, Charter and By-Laws have been submitted to TSSG. The Fund employs the Adviser as its investment adviser or manager and administrator and the Adviser desires to employ and hereby appoints TSSG to act as its sub-administrator. TSSG accepts this appointment and agrees to furnish the services as set forth in paragraph 2 of this Agreement for the compensation set forth below. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law rules thereof.

         2.       Services as Sub-Administrator

         Subject to the overall supervision and direction of the Adviser, TSSG will (a) assist in supervising all aspects of each Fund's operations except those performed by the Adviser under its investment advisory or management agreement with each Fund; (b) supply the Adviser with office facilities (which may be in TSSG's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, including, but not limited to, the calculation of the net asset value of shares in each Fund ("Shares"), internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; (c) prepare and distribute materials for all Fund Board of Directors/Trustees Meetings, including mailing of all Board materials, collating the same materials into the Board books and assisting in the drafting of minutes for the Board meetings; (d) prepare reports to holders of Shares ("Shareholders"), tax returns and reports to and filings with the Securities and Exchange Commission, state Blue Sky authorities and the applicable stock exchange; (e) provide any equipment or services necessary for the purpose of pricing Shares or valuing each Fund's investment portfolio and, when requested, calculate the amount of all applicable "Blue Sky" expense limitations; (f) provide compliance testing of all Fund activities against applicable requirements of the 1940 Act and the rules thereunder, the Internal Revenue Code of 1986, as amended, and the Fund's investment restrictions; (g) furnish to the Adviser such statistical and other factual information and information regarding economic factors and trends as the Adviser from time to time may require, it being understood and acknowledged by the Fund and TSSG that TSSG shall not provide any services that would cause TSSG to be deemed to be an "investment adviser", as that term is defined in Section 2(a)(20) of the 1940 Act, including without limitation, services involving the making of recommendations with regard to purchases or sales by the Fund of securities; (h) assist in preparing information in connection with regulatory examinations; and (i) generally provide all administrative services that may be required for the ongoing operation of each Fund in a manner consistent with the requirements of the 1940 Act.

         3.       Compensation

         In consideration of services rendered pursuant to this Agreement, the Adviser will pay TSSG on the first business day of each month a fee for the previous month in accordance with the fee schedule set forth on Exhibit B and incorporated herein. Such fees do not include certain "out-of-pocket" disbursements for which TSSG shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to the items specified on Schedule C and incorporated herein, which schedule may be modified by TSSG upon not less than 30 days prior written notice to the Adviser. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to TSSG, the value of each Fund's net assets shall be computed at the times and in the manner specified in the Registration Statement. TSSG will bear all expenses in connection with the performance of its services under this Agreement with the exception of costs of printing and mailing stock certificates, prospectuses, reports and notices, interest on borrowed money, brokerage commissions, taxes and fees payable to federal, state and other governmental agencies, fees of Directors or Trustees of each Fund who are not affiliated with TSSG, outside auditing expenses, outside legal expenses or other expenses not specified in this Section 3 which may be properly payable by the Adviser or the Fund.

         4.       Standard of Care

         TSSG shall exercise its best judgment in rendering the services listed in paragraph 2 above. TSSG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect TSSG against liability to the Fund or to its Shareholders to which TSSG would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of TSSG's reckless disregard of its obligations and duties under this Agreement.

         5.       Service to Other Companies or Accounts

         The Adviser understands that TSSG now acts, will continue to act and may act in the future as administrator, sub-administrator or transfer agent to one or more other investment companies, and the Adviser has no objection to TSSG's so acting. In addition, the Adviser understands that the persons employed by TSSG to assist in the performance of TSSG's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of TSSG or any affiliate of TSSG to engage in and devote time and attention to other businesses or to render services of any kind or nature.

         6.       Term of Agreement

         This Agreement shall become effective as of the date hereof and shall remain in full force and effect for successive annual periods thereafter unless terminated automatically in the event of its assignment or by either party, without penalty, on sixty (60) days' written notice to the other party.

         7.       Amendment to this Agreement

         No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by each party to the Agreement.

         8.       Miscellaneous

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Adviser or TSSG should be sufficiently given if addressed to the party and received by it at its offices set forth below or at such other place as it may from time to time designate in writing.

                           To the Adviser:
                           Gabelli Funds, Inc.
                           One Corporate Center
                           Rye, New York 10580-1434
                           Attn:  Bruce N. Alpert

                           To TSSG:
                           The Shareholder Services Group, Inc.
                           Exchange Place - BOS425
                           Boston, Massachusetts 02109-2873
                           Attn:  Patricia Bickimer, Esq.


         9.       Confidentiality

         All books, records, information and data pertaining to the business of the Fund that are exchanged or received pursuant to the performance of TSSG's duties under this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as specifically authorized by the Adviser or as may be required by law.

                                                      * * * * * *

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

                                                     Very truly yours,


                                                     GABELLI FUNDS, INC.

                                                        By: BRUCE ALPERT

                                                     Title: CFO GABELLI FUNDS
                                                                 DIVISION


Agreed to and Accepted as of May 1, 1995:


THE SHAREHOLDER SERVICES GROUP, INC.


   By:   RICHARD INGRAM

Title:   VICE PRESIDENT AND DIVISION MANAGER

                                                       EXHIBIT A

                                                 Effective May 1, 1996


The Gabelli Equity Trust, Inc.
The Gabelli Value Fund Inc.
The Gabelli Growth Fund
The Gabelli Asset Fund
The Gabelli Money Market Funds
         - The Gabelli U.S. Treasury Money Market Fund
Gabelli Capital Series Funds, Inc.
         - Gabelli Capital Asset Fund
Gabelli Income Series Funds, Inc.
         - The Gabelli Global Governments Fund
The Gabelli Global Multimedia Trust Inc.


                                                     GABELLI FUNDS, INC.

                                                     By:BRUCE ALPERT

                                                     Title: CFO, Gabelli Funds
                                                            Division




FIRST DATA INVESTOR SERVICES GROUP INC.

By:  RICHARD SILVA

Title: Executive Vice President

                                                       EXHIBIT B


Fees for each Fund will be calculated based upon the aggregate average daily net assets of the Funds listed on Exhibit A of this Agreement in accordance with the following schedule:

         Aggregate Assets                                     Charges

         $0 to $1 billion                                      .10%
         $1 billion to $1.5 billion                            .08%
         $1.5 billion to $3 billion                            .03%
         Over $3 billion                                       .02%

Assets attributed to new funds created after January 1, 1995 will be subject to a minimum fee of $30,000.

This fee rate will be applied to each Fund's average daily net assets.

                                                       EXHIBIT C
                                                Out-of-Pocket Expenses


Out-of-pocket expenses include, but are not limited to the following:

         - Travel to and from Board meetings outside the city of Boston, MA (subject to prior approval of the
              Adviser)
         - Any other unusual expenses in association with the services rendered under this Agreement, such as duplicating charges related to blue sky filings and Board book production